IMMEDIATE RELEASE
September 12, 2013

UNITED NATURAL FOODS, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR FISCAL 2013 RESULTS

FISCAL 2013 NET SALES INCREASED 15.8% YEAR-OVER-YEAR TO $6.06 BILLION
FISCAL 2013 OPERATING INCOME INCREASED 19.6% YEAR-OVER-YEAR

Providence, Rhode Island - September 12, 2013 -- United Natural Foods, Inc. (Nasdaq: UNFI) (the "Company") today reported financial results for the fiscal quarter and fiscal year ended August 3, 2013.

Fourth Quarter Fiscal 2013 Highlights

•
Net sales increased 22.2%, or $298.7 million, to $1.64 billion compared to $1.34 billion in the same period last fiscal year. Adjusted for the additional week in the fourth quarter of fiscal 2013, net sales increased 13.4% over the fourth quarter of fiscal 2012.

•	Gross margin increased 53 basis points from third quarter of fiscal 2013

•	Operating income increased 30.6% to $56.1 million compared to $43.0 million in the same period last fiscal year

•	Net income increased 27.6% to $32.1 million compared to $25.1 million in the same period last fiscal year

•	Earnings per diluted share increased 27.5% to $0.65 compared to $0.51 in the same period last fiscal year

Fiscal Year 2013 Highlights

•
Net sales increased 15.8%, or $828.3 million, year-over-year to $6.06 billion compared to $5.24 billion in fiscal 2012. Adjusted for the additional week in fiscal 2013, net sales increased 13.6% over fiscal 2012.

•	Operating income increased 19.6% to $185.5 million compared to $155.2 million in fiscal 2012

•	Net income increased 18.1% to $107.9 million compared to $91.3 million in fiscal 2012

•	Earnings per diluted share increased 17.2% to $2.18 compared to $1.86 in fiscal 2012

"UNFI crossed the $6 billion annual net sales mark, and most importantly demonstrated real progress across all of our core strategies resulting in over 18% net income growth compared to the prior year," said Steven Spinner, President and Chief Executive Officer.

Net sales for the fourth quarter of fiscal 2013 increased 22.2% to $1.64 billion from $1.34 billion in fiscal 2012. Adjusted for net sales in the 53rd week of fiscal 2013 of $118.7 million, net sales increased 13.4% over fiscal 2012.

Gross margin was 17.3% for the fourth quarter of fiscal 2013, a 53 basis point increase from the third quarter of fiscal 2013 and an 11 basis point increase from gross margin of 17.2% for the fourth quarter of fiscal 2012. Gross margin for the fourth quarter of fiscal 2013 increased due to improvements in purchasing and logistics efficiencies, partially offset by a continued shift in the Company’s customer mix to lower margin conventional supermarkets.

Total operating expenses were 13.9% as a percentage of net sales for the fourth quarter of fiscal 2013, an 11 basis point decrease compared with the fourth quarter of fiscal 2012. This improvement was driven by the Company's ongoing initiatives to enhance productivity and reduce operating expenses throughout the organization. Total operating expenses increased $40.1 million or 21.3%, to $228.4 million in the fourth quarter of fiscal 2013 as compared to $188.3 million in the fourth quarter of fiscal 2012, primarily due to higher sales volume.

Operating income as a percentage of net sales for the fourth quarter of fiscal 2013 increased 22 basis points to 3.4% compared to 3.2% for the fourth quarter of fiscal 2012. Net income for the fourth quarter of fiscal 2013 increased $6.9 million, or 27.6%, to $32.1 million, or $0.65 per diluted share, from $25.1 million, or $0.51 per diluted share, for the fourth quarter of fiscal 2012.

Fiscal Year 2013 Summary

Net sales for fiscal 2013 totaled $6.06 billion, a 15.8% increase compared to fiscal 2012. The additional week in fiscal 2013 contributed approximately $118.7 million, or 2.2%, to the Company's overall fiscal 2013 net sales growth. Excluding the 53rd week, net sales increased 13.6% over fiscal 2012.

Gross margin for the period was 16.9%, a 59 basis point decrease versus the prior fiscal year. The decline in gross margin was attributed to increased inbound freight costs throughout fiscal 2013 as well as the Company’s focus on maintaining higher service levels despite greater supplier out of stocks. The continued shift in customer mix towards the supernatural and conventional supermarket channels, and to customers within the conventional supermarket channel who are migrating to limited service programs, also negatively impacted gross margin in fiscal 2013 compared to fiscal 2012. This decrease was partially offset by technology initiatives in the second half of fiscal 2013 which provided tools for the Company to maximize purchase incentives while also more effectively managing inventory levels to keep pace with demand.

Total operating expenses for fiscal 2013 were 13.8% of net sales, which was 69 basis points lower than in fiscal 2012. Total operating expenses increased $78.7 million, or 10.3%, to $839.6 million, compared to $760.8 million for fiscal 2012. Total operating expenses for fiscal 2013 included approximately $6.3 million in expenses related to the labor action at the Company's Auburn, Washington facility and $1.6 million related to the termination of a licensing agreement and the write-off of the associated intangible asset. Total operating expenses for fiscal 2012 included $5.1 million in expenses related to the restructuring and divestiture of the Company's conventional non-foods and general merchandise lines of business and $1.6 million in expenses related to the onboarding of a national customer. Excluding the $1.6 million of expenses related to the write-off of an intangible asset in fiscal 2013 and the $6.7 million of expenses related to the restructuring of the Company's conventional non-foods and general merchandise lines of business and the onboarding of a new national customer in fiscal 2012, operating expenses as a percentage of net sales were 13.8% for fiscal 2013, a decrease of 58 basis points compared to fiscal 2012. Operating income as a percentage of net sales was 3.1% for fiscal 2013, an increase of 10 basis points over fiscal 2012.

Net income for fiscal 2013 increased $16.5 million, or 18.1%, to $107.9 million, or $2.18 per diluted share, from $91.3 million, or $1.86 per diluted share, for fiscal 2012. Excluding $6.5 million of expenses related to the write-off of an intangible asset and the settlement of a multi-state unclaimed property audit in fiscal 2013 and $6.7 million of expenses related to the restructuring of the Company's conventional non-foods and general merchandise lines of business and the onboarding of a new national customer in fiscal 2012, earnings per diluted share increased 13.4% to $2.20 for fiscal 2013, from $1.94 for fiscal 2012.

“Continued expansion of our distribution network, technology improvements and coming together as one company will be important strategies for continuing to deliver long term growth. We also remain extremely committed to our culture of giving and reducing our carbon footprint," concluded Mr. Spinner.

Introduction of Fiscal 2014 Guidance

UNFI provided its financial outlook for fiscal 2014, ending August 2, 2014, which is a 52-week fiscal year compared with the 53-week fiscal 2013. For fiscal 2014, the Company expects net sales in the range of approximately $6.65 to $6.78 billion, an increase of approximately 9.7% to 11.8% over fiscal 2013. Adjusting for the 53rd week in fiscal 2013, sales growth for fiscal 2014 is in the range of approximately 11.8% to 14.0%. The Company estimates GAAP earnings per diluted share for fiscal 2014 in the range of approximately $2.40 to $2.50 per share, an increase of approximately 10.1% to 14.7% over fiscal 2013 GAAP earnings per diluted share of $2.18.

Conference Call & Webcast
The Company's fourth quarter and full year fiscal 2013 conference call and audio webcast will be held today, Thursday September 12, 2013 at 4:30 p.m. EDT. The audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at the Investors section of the Company's website at www.unfi.com. The online archive of the webcast will be available on the Company's website for 30 days.

About United Natural Foods
United Natural Foods, Inc. (http://www.unfi.com) carries and distributes more than 65,000 products to more than 27,000 customer locations throughout the United States and Canada. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Fortune in 2006 - 2010 and 2012 as one of its "Most Admired Companies," winner of the Supermarket News 2008 Sustainability Excellence Award, recognized by the Nutrition Business Journal for its 2009 Environment and Sustainability Award and chosen by Food Logistics Magazine as one of its 2012 Top 20 Green Providers.

For more information on United Natural Foods, Inc., visit the Company's website at www.unfi.com.

AT THE COMPANY Mark Shamber Chief Financial Officer (401) 528-8634	ICR Katie Turner General Information (646) 277-1228

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company's filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on September 26, 2012, its quarterly reports on Form 10-Q filed with the SEC on December 6, 2012, March 6, 2013 and June 6, 3013, and other filings the Company makes with the SEC, and include, but are not limited to, the Company's dependence on principal customers; the Company's sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer spending trends; the Company's ability to reduce its expenses in amounts sufficient to offset its increased focus on sales to conventional supermarkets and the resulting lower gross margins on the sales; the Company's reliance on the continued growth in sales of natural and organic foods and non-food products in comparison to conventional products; the Company's ability to timely and successfully deploy its new warehouse management system throughout its distribution centers; increased fuel costs; the Company's sensitivity to inflationary and deflationary pressures; the relatively low margins and economic sensitivity of the Company's business; the potential for disruptions in the Company's supply chain by circumstances beyond its control; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; the ability to identify and successfully complete acquisitions of other natural, organic and specialty food and non-food products distributors; and management's allocation of capital and the timing of capital expenditures. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company's control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement its financial statements presented on a generally accepted accounting principles in the United States (“GAAP”) basis, the Company has included in this press release non-GAAP financial measures (including net sales, operating expenses, operating income, net income and earnings per diluted share) in the case of net sales excluding the impact of a fifty-third week in fiscal 2013 and in each other case excluding certain unusual items as described in more detail within this press release. The reconciliations of these non-GAAP financial measures to the comparable GAAP financial measures are presented in the tables appearing below labeled "Consolidated Statements of Income with Adjustments" for the fiscal year ended August 3, 2013 and July 28, 2012. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting its net sales, operating expenses, operating income, net income and earnings per diluted share for the fiscal year ended August 3, 2013 and July 28, 2012 excluding these items facilitates making period-to-period comparisons and is a meaningful indication of its operating performance. The Company's management utilizes this non-GAAP financial information to compare the Company's operating performance during the 2013 fiscal year versus the comparable periods in the 2012 fiscal year and to internally prepared projections.

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three months ended		Fiscal year ended
	August 3, 2013	July 28, 2012	August 3, 2013	July 28, 2012

Net sales	$1,642,398	$1,343,660	$6,064,355	$5,236,021
Cost of sales	1,357,945	1,112,448	5,039,279	4,320,018
Gross profit	284,453	231,212	1,025,076	916,003
Operating expenses	228,362	188,414	837,953	755,744
Restructuring and asset impairment expenses (recoveries)	—	(154)	1,629	5,101
Total operating expenses	228,362	188,260	839,582	760,845
Operating income	56,091	42,952	185,494	155,158
Other expense (income):
Interest expense	1,955	1,168	5,897	4,734
Interest income	(158)	(150)	(632)	(715)
Other, net	1,010	393	6,113	356
Total other expense, net	2,807	1,411	11,378	4,375
Income before income taxes	53,284	41,541	174,116	150,783
Provision for income taxes	21,207	16,399	66,262	59,441
Net income	$32,077	$25,142	$107,854	$91,342

Basic per share data:
Net income	$0.65	$0.51	$2.19	$1.87
Weighted average basic shares of common stock	49,320	48,951	49,217	48,766
Diluted per share data:
Net income	$0.65	$0.51	$2.18	$1.86
Weighted average diluted shares of common stock	49,646	49,368	49,509	49,100

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share data)

	August 3, 2013	July 28, 2012
ASSETS
Current assets:
Cash and cash equivalents	$11,111	$16,122
Accounts receivable, net	339,590	305,177
Inventories	702,161	578,555
Deferred income taxes	25,400	25,353
Prepaid expenses and other current assets	37,052	21,654
Total current assets	1,115,314	946,861
Property and equipment, net	338,594	278,455
Other assets:
Goodwill	201,874	193,741
Intangible assets, net	49,540	52,496
Other	24,682	22,393
Total assets	$1,730,004	$1,493,946

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$283,851	$242,179
Accrued expenses and other current liabilities	111,510	91,632
Current portion of long-term debt	1,019	350
Total current liabilities	396,380	334,161
Notes payable	130,594	115,000
Long-term debt, excluding current portion	33,495	635
Deferred income taxes	43,052	36,260
Other long-term liabilities	27,337	29,174
Total liabilities	630,858	515,230
Stockholders' equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; none issued or outstanding	—	—
Common stock, $0.01 par value, authorized 100,000 shares; 49,330 issued and outstanding shares at August 3, 2013; 49,011 issued and outstanding shares at July 28, 2012	493	490
Additional paid-in capital	380,109	364,598
Unallocated shares of Employee Stock Ownership Plan	(39)	(89)
Accumulated other comprehensive (loss) income	(1,092)	1,896
Retained earnings	719,675	611,821
Total stockholders' equity	1,099,146	978,716
Total liabilities and stockholders' equity	$1,730,004	$1,493,946

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Fiscal year ended
(In thousands)	August 3, 2013	July 28, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$107,854	$91,342
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42,398	39,560
Deferred income tax expense (benefit)	6,780	(6,115)
Share-based compensation	15,104	11,372
Excess tax benefit from share-based payment arrangements	(1,952)	(2,804)
Gain on disposals of property and equipment	(513)	(313)
Impairment of indefinite lived intangibles	1,629	—
Unrealized loss on foreign exchange	(698)	(468)
Provision for doubtful accounts	4,227	3,532
Non-cash interest expense	651	—
Changes in assets and liabilities, net of acquired companies:
Accounts receivable	(37,295)	(51,193)
Inventories	(123,904)	(62,822)
Prepaid expenses and other assets	(17,702)	15,050
Accounts payable	34,974	16,095
Accrued expenses	12,778	13,008
Net cash provided by operating activities	44,331	66,244
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(66,554)	(31,492)
Purchases of acquired businesses, net of cash acquired	(8,135)	(3,297)
Proceeds from disposals of property and equipment	2,368	332
Net cash used in investing activities	(72,321)	(34,457)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under revolving credit line	610,046	1,021,517
Repayments of borrowings under revolving credit line	(594,107)	(1,021,517)
Repayments of long-term debt	(353)	(47,447)
Increase in bank overdraft	6,347	8,673
Proceeds from exercise of stock options	1,942	7,571
Payment of employee restricted stock tax withholdings	(3,484)	(1,526)
Excess tax benefit from share-based payment arrangements	1,952	2,804
Capitalized debt issuance costs	—	(2,905)
Net cash provided by (used in) financing activities	22,343	(32,830)
Effect of exchange rate changes on cash and cash equivalents	636	298
NET DECREASE IN CASH AND CASH EQUIVALENTS	(5,011)	(745)
Cash and cash equivalents at beginning of period	16,122	16,867
Cash and cash equivalents at end of period	$11,111	$16,122
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$5,494	$4,734
Federal and state income taxes, net of refunds	$64,367	$52,666

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME WITH ADJUSTMENTS
Reconciliation of GAAP Results to Non-GAAP Presentation (Unaudited)
(In thousands, except per share data)

	Fiscal year ended August 3, 2013
	GAAP			Adjustments		Adjusted

Net sales	$6,064,355	100.00%		$—		$6,064,355	100.00%
Cost of sales	5,039,279	83.10%		—		5,039,279	83.10%
Gross profit	1,025,076	16.90%		—		1,025,076	16.90%
Operating expenses	837,953	13.82%		—		837,953	13.82%
Restructuring and asset impairment expenses (recoveries)	1,629	0.03%		(1,629)	(a)	—	—%
Total operating expenses	839,582	13.84%	*	(1,629)		837,953	13.82%
Operating income	185,494	3.06%		1,629		187,123	3.09%	*
Other expense (income):
Interest expense	5,897	0.10%		—		5,897	0.10%
Interest income	(632)	(0.01)%		—		(632)	(0.01)%
Other, net	6,113	0.10%		(4,900)	(b)	1,213	0.02%
Total other expense, net	11,378	0.19%		(4,900)		6,478	0.11%
Income before income taxes	174,116	2.87%		6,529		180,645	2.98%
Provision for income taxes	66,262	1.09%		5,274	(c)	71,536	1.18%
Net income	$107,854	1.78%		$1,255		$109,109	1.80%

Basic per share data:
Net income	$2.19			$0.03		$2.22
Weighted average basic shares of common stock outstanding	49,217			—		49,217

Diluted per share data:
Net income	$2.18			$0.03		$2.20	*
Weighted average diluted shares of common stock outstanding	49,509			—		49,509

* Total reflects rounding
(a) Represents expense incurred as a result of the termination of a long-term licensing agreement and the write-off of the associated intangible asset.
(b) Represents expense incurred in connection with agreement to settle multi-state unclaimed property audit.
(c) Represents the additional tax expense related to adjustments for the expenses above, as well as a discrete tax benefit of $2.7 million primarily related to the reversal of reserves for uncertain tax positions.

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME WITH ADJUSTMENTS
Reconciliation of GAAP Results to Non-GAAP Presentation (Unaudited)
(In thousands, except per share data)

	Fiscal year ended July 28, 2012
	GAAP			Adjustments		Adjusted

Net sales	$5,236,021	100.00%		$—		$5,236,021	100.00%
Cost of sales	4,320,018	82.51%		—		4,320,018	82.51%
Gross profit	916,003	17.49%		—		916,003	17.49%
Operating expenses	755,744	14.43%		(1,558)	(a)	754,186	14.40%
Restructuring and asset impairment expenses (recoveries)	5,101	0.10%		(5,101)	(b)	—	—%
Total operating expenses	760,845	14.53%		(6,659)		754,186	14.40%
Operating income	155,158	2.96%		6,659		161,817	3.09%
Other expense (income):
Interest expense	4,734	0.09%		—		4,734	0.09%
Interest income	(715)	(0.01)%		—		(715)	(0.01)%
Other, net	356	0.01%		—		356	0.01%
Total other expense, net	4,375	0.08%	*	—		4,375	0.08%	*
Income before income taxes	150,783	2.88%		6,659		157,442	3.01%
Provision for income taxes	59,441	1.14%		2,624	(c)	62,065	1.19%
Net income	$91,342	1.74%		$4,035		$95,377	1.82%

Basic per share data:
Net income	$1.87			$0.08		$1.96	*
Weighted average basic shares of common stock outstanding	48,766			—		48,766

Diluted per share data:
Net income	$1.86			$0.08		$1.94
Weighted average diluted shares of common stock outstanding	49,100			—		49,100

* Total reflects rounding
(a) Represents expense incurred in connection with the onboarding of a national customer.
(b) Represents expense incurred in connection with the restructuring and divestiture of the Company's conventional non-foods and general merchandise lines of business.
(c) Represents the additional tax expense related to adjustments for the expenses above.